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                                                                       Exhibit 5

                  [BRUSH ENGINEERED MATERIALS INC. LETTERHEAD]


                                  June 7, 2001




Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C.  20549

         Re: 1997 Stock Incentive Plan for Non-Employee Directors (as Amended and Restated as of May 1, 2001)
                  ----------------------------------------------------

Ladies and Gentlemen:

     I have acted as counsel for Brush Engineered Materials Inc., an Ohio corporation (the "Company"), in connection with the Brush Engineered Materials Inc. 1997 Stock Incentive Plan for Non-Employee Directors (as Amended and Restated as of May 1, 2001) (the "Plan"). I am of the opinion that:

     1. The shares of Common Stock of the Company, without par value (the "Common Shares"), that may be issued or transferred and sold pursuant to the Plan will, when issued or transferred and sold in accordance with the Plan, be duly authorized, validly issued, fully paid and nonassessable.

     2. When issued in accordance with the Rights Agreement, dated May 10, 2000, between the Company and National City Bank, N.A. (the "Rights Agreement"), the Rights (as defined in the Rights Agreement) will be validly issued.

     The opinion set forth in numbered paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Ohio. I do not express any opinion herein with respect to (i) any other aspect of the Rights,
(ii) the effect of equitable principles or fiduciary considerations on the adoption of the Rights Agreement or the issuance of the Rights or (iii) the enforceability of any particular provisions of the Rights Agreement.

     Further, in rendering the opinion set forth in numbered paragraph 2, I note that there are no reported decisions applying Ohio law concerning the authorization or issuance of securities substantially similar to the Rights. I am aware of decisions of courts applying the laws of other jurisdictions to analogous factual situations. Although such decisions may be persuasive to Ohio courts, they have no binding precedential effect.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of the 100,000 Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                             Very truly yours,
                                             /s/  John J. Pallam
                                             John J. Pallam
                                             Vice President and General Counsel